UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2021

GREENIDGE GENERATION HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40808	86-1746728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Plant Road Dresden, NY	14441
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 536-2359

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	GREE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Common Stock Purchase Agreement and Registration Rights Agreement

On September 15, 2021, Greenidge Generation Holdings Inc. (the “Company,” “we,” “us” or “our”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital, LLC (“B. Riley Principal Capital”). Pursuant to the Purchase Agreement, the Company has the right to sell to B. Riley Principal Capital up to the lesser of (i) $500,000,000 of newly issued shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations), from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company, and the Company is under no obligation to sell any securities to B. Riley Principal Capital under the Purchase Agreement.

Upon the satisfaction of the conditions to B. Riley Principal Capital’s purchase obligation set forth in the Purchase Agreement (the “Commencement”), including that a registration statement registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale by B. Riley Principal Capital of shares of Common Stock issued to it by the Company under the

Purchase Agreement (the “Initial Resale Registration Statement”), which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period from and after the Commencement, to direct B. Riley Principal Capital to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement by delivering written notice to B. Riley Principal Capital prior to the commencement of trading of the Common Stock on The Nasdaq Global Select Market on any trading day, so long as, (i) the closing sale price of the Common Stock on the trading day immediately prior to such trading day is not less than the specified threshold price set forth in the Purchase Agreement and (ii) all shares of Common Stock subject to all prior purchases by B. Riley Principal Capital under the Purchase Agreement have theretofore been received by B. Riley Principal Capital electronically as set forth in the Purchase Agreement. The purchase price of the shares of Common Stock that we elect to sell to B. Riley Principal Capital pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of the Common Stock (“VWAP”) during the applicable purchase date on which the Company has timely delivered written notice to B. Riley Principal Capital directing it to purchase shares under the Purchase Agreement, less a fixed 5% discount to such VWAP, which shall be increased to 6% at such time that the Company has received aggregate cash proceeds of $200,000,000 from all prior sales of Common Stock to B. Riley Principal Capital.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital. Actual sales of shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to B. Riley Principal Capital under the Purchase Agreement more than 7,668,250 shares of Common Stock equal to 19.99% of the combined shares of Class A and Class B Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules. Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in B. Riley Principal Capital beneficially owning more than 4.99% of the outstanding shares of Common Stock.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to B. Riley Principal Capital. To the extent the Company sells shares under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering (with certain limited exceptions) into a “Variable Rate Transaction,” as defined in the Purchase Agreement. B. Riley Principal Capital has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary after the effective date of the Initial Registration Statement (which term may not be extended by the parties), (ii) the date on which B. Riley Principal Capital shall have purchased $500,000,000 of shares of Common Stock from the Company under the Purchase Agreement, (iii) the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Global Select Market or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, and (iv) the date on which the Company commences a voluntary bankruptcy proceeding or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors. The Company has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice to B. Riley Principal Capital. Neither the Company nor B. Riley Principal Capital may assign or transfer its rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties after the date that is one trading day immediately prior to the date on which the Initial Resale Registration Statement is filed by the Company with the SEC.

As consideration for B. Riley Securities’ commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company paid B. Riley Principal Capital a cash commitment fee of $2,000,000.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and each of which is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Shares, nor shall there be any sale of Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 3.02	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 is incorporated by reference into this Item 3.02.

The shares of Common Stock that have been and may be issued under the Purchase Agreement are being offered and sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act. B. Riley Principal Capital has represented to the Company in the Purchase Agreement that it is an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act, and is acquiring such shares under the Purchase Agreement for investment purposes only and not with a view towards the public sale or distribution thereof in violation of applicable U.S. federal securities laws or applicable state securities or “Blue Sky” laws.

Item 8.01	Other Events – Notice of Proposed Registered Notes Offering

The company intends to file a registration statement on Form S-1 (the “Notes Registration Statement”) under the Securities Act pursuant to which it will offer senior unsecured notes (the “Notes”) in an underwritten public offering (the “Notes Offering”). The specific terms and tenor of the Notes have not yet been determined, but the company currently anticipates an offering size of approximately $75 million with a 15% overallotment option and a tenor of 5 years, with customary redemption features for notes of this type. The Company intends to use the net proceeds from the Notes Offering for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Offering is subject to market and other conditions, including the effectiveness of the Notes Registration Statement to be filed under the Securities Act.

This notice of the proposed Notes Offering is being made pursuant to and in accordance with Rule 135 under the Securities Act. As required by Rule 135, this announcement does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Item 8.01	Other Events – Bitcoin Miner Order

The company has announced its order of 10,000 S19j Pro bitcoin miners representing 1 Exahash of mining capacity from Bitmain Technologies. The miners are currently scheduled to be delivered in the second and third quarters of 2022. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of September 15, 2021, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC

10.2	Registration Rights Agreement, dated as of September 15, 2021, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC

99.1	Press Release dated September 15, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENIDGE GENERATION HOLDINGS INC.

Dated: September 15, 2021	By:	/s/ Jeffrey Kirt
Jeffrey Kirt
Chief Executive Officer